Exhibit 99.1

Lime Energy Co. Reports Results for

Three-Month and Nine-Month Periods Ended September 30, 2010

ELK GROVE VILLAGE, IL, November 8, 2010—Lime Energy Co. (NASDAQ: LIME), a leading provider of energy efficiency solutions, today announced its results for the three-month and nine-month periods ended September 30, 2010.  “The third quarter came in as expected driven again by new initiatives we began investing in last year”, stated David Asplund, Chief Executive Officer.  “These initiatives, combined with our existing businesses and strategic cost management, delivered positive adjusted EBITDA for the quarter.”

“Our consolidated revenue for the third quarter of 2010 increased 33.7% when compared to the year earlier period demonstrating again the capability and increasing momentum of our diversified service platform,” continued Mr. Asplund.  “The majority of this increase was from our utility and US Army Corp of Engineers Federal Direct program initiatives which we believe will continue to generate meaningful revenue going forward.  Revenue from our commercial and industrial (C&I) business declined slightly in the quarter due to continued caution by corporate customers in their capital expenditures.  Revenue from our public sector markets for the quarter increased slightly as business activity improved.  We expect conditions in both our C&I and public sector markets to improve during the balance of the year.    With an extensive breadth of energy efficiency and renewable energy solutions, diversified markets, diversified customer base, national footprint and scalable infrastructure, we remain very optimistic on the future and our growth opportunities given the power of our diversified service platform.” concluded Mr. Asplund.

Results for the three-month period ended September 30, 2010:

•                  Revenue of $28.1 million, a $7.1 million or 33.7% increase when compared to $21.0 million for the third quarter of 2009.

•                  Gross profit of $6.0 million, a $1.5 million or 33.4% increase from the $4.5 million earned during the third quarter of 2009.

•                  Gross profit margin of 21.3%, unchanged from the 21.3% earned during the third quarter of 2009.

•                  Loss from continuing operations of $382 thousand, compared to a loss from continuing operations of $3.5 million for the three-month period ended September 30, 2009.

•                  Net loss available to common stockholders of $382 thousand, compared to a loss of $4.2 million for the third quarter of 2009.

•                  Adjusted EBITDA increased $892 thousand to $182 thousand, compared to a loss of $704 thousand for the third quarter of 2009*.

•                  Basic and diluted loss per common share from continuing operations of $0.02 as compared to $0.24 per share for the third quarter of 2009.

•                  Basic and diluted loss per common share of $0.02 per share versus a loss of $0.26 per share for the third quarter of 2009.

Results for the nine-month period ended September 30, 2010:

•                  Revenue of $57.4 million, a $6.9 million or 13.6%, increase from the $50.5 million earned during the first nine months of 2009.

•                  Gross profit of $12.0 million, a $1.9 million or 18.8%, increase from $10.1 million earned during the first nine months of 2009.

•                  Gross profit margin of 21.0% compared to 20.0% for the first nine months of 2009.

•                  Loss from continuing operations of $7.1 million, a decrease of $3.0 million or 29.8% compared to a loss of $10.1 million for the year earlier period.

•                  Net loss available to common stockholders of $7.1 million, a reduction of $5.9 million or 45.6%, compared to $13.1 million for the nine-month period ended September 30, 2010.

•                  Adjusted EBITDA loss of $5.3 million, compared to the $4.5 million loss recorded for the nine-month period ended September 30, 2009*.

•                  Basic and diluted loss per common share from continuing operations of $0.30 as compared to $0.87 per share for the nine-month period ended September 30, 2009.

•                  Basic and diluted loss per common share of $0.30 per share versus a loss of $0.98 per share for the nine-month period ended September 30, 2009.

* Please see the reconciliation of non-GAAP financial measures and Regulation G disclosure later in this press release.

Business Highlights

•                  Awarded contract to provide energy efficient lighting solutions for Los Angeles County Metro Transit Authority.

•                  Awarded contract to provide energy efficiency, solar thermal and water conservation solutions for ESCO partner at over 30 fire department facilities in Baltimore.

•                  Formed strategic partnership with 4tell Solutions to develop an integrated energy efficiency engineering platform that provides a cost effective solution to quickly evaluate our Customers’ energy efficiency opportunities and carbon footprints.

•                  Received the B.E.S.T. in Baking award (Becoming Environmentally Sustainable Together) for work with Sara Lee in saving energy and reducing operating costs.

Financial Outlook

We continue to expect our total revenue for 2010 to be between $95 million and $100 million with an adjusted EBITDA loss of between $3 million and $4 million.  Our current backlog is at $84 million.

LIME ENERGY CO.

Unaudited Condensed Consolidated Statement of Operations

(In thousands)

	Three Months Ended
	September 30,		Change
	2010	2009	$	%

Revenue	$28,077	$21,003	$7,074	33.7%
Cost of sales	22,100	16,524	5,576	33.7%
Gross profit	5,977	4,479	1,498	33.4%

Selling, general and administrative expenses	6,261	5,731	530	9.2%
Amortization of intangibles	147	269	(122)	-45.4%
Operating Loss	(431)	(1,521)	1,090	-71.7%

Other income (expense)	49	(1,974)	2,023	-102.5%
Loss from continuing operations	(382)	(3,495)	3,113	-89.1%

Loss from discontinued operations	—	(396)	396	-100.0%
Net loss	$(382)	$(3,891)	$3,509	-90.2%

Preferred stock dividends	—	(297)	297	-100.0%
Net loss available to common stockholders	$(382)	$(4,188)	$3,806	-90.9%

Basic and diluted loss per common share from continuing operations	(0.02)	(0.24)	0.22	-91.7%

Discontinued operations	—	(0.02)	0.02	-100.0%

Basic and Diluted Loss per Common Share	$(0.02)	$(0.26)	0.24	-92.3%

Weighted Average Common Shares Outstanding	23,640	15,852

Adjusted EBITDA	$181	$(704)	885	-125.7%

LIME ENERGY CO.

Unaudited Condensed Consolidated Statement of Operations

(In thousands)

	Nine Months Ended
	September 30,		Change
	2010	2009	$	%

Revenue	$57,398	$50,523	$6,875	13.6%
Cost of sales	45,373	40,397	4,976	12.3%
Gross profit	12,025	10,126	1,899	18.8%

Selling, general and administrative expenses	18,788	16,513	2,275	13.8%
Amortization of intangibles	472	927	(455)	-49.1%
Operating Loss	(7,235)	(7,314)	79	-1.1%

Other income (expense)	129	(2,815)	2,944	-104.6%
Loss from continuing operations	(7,106)	(10,129)	3,023	-29.8%

Loss from discontinued operations	—	(1,425)	1,425	-100.0%
Net loss	$(7,106)	$(11,554)	$4,448	-38.5%

Preferred stock dividends	—	(1,499)	1,499	-100.0%
Net loss available to common stockholders	$(7,106)	$(13,053)	$5,947	-45.6%

Basic and diluted loss per common share from continuing operations	(0.30)	(0.87)	0.57	-65.5%

Discontinued operations	—	(0.11)	0.11	-100.0%

Basic and Diluted Loss per Common Share	$(0.30)	$(0.98)	0.68	-69.4%

Weighted Average Common Shares Outstanding	23,614	13,331

Adjusted EBITDA	$(5,310)	$(4,493)	(817)	18.2%

Reconciliation of Non-GAAP Financial Measures and Regulation G Disclosure

We report our financial results in accordance with generally accepted accounting principles (“GAAP”). However, we believe that certain non-GAAP financial measures that we use to manage the Company’s business fall within the meaning of Regulation G (Disclosure of Non-GAAP Financial Measures) by the Securities and Exchange Commission.  We have included these non-GAAP measures in the press release because we believe they may provide readers with additional meaningful comparisons to prior reported results.

A reconciliation of the non-GAAP financial measures to the most directly comparable GAAP financial measure is as follows:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009

Net loss	(382)	(3,891)	(7,106)	(11,554)

Interest (income) expense, (net)	(49)	1,974	(129)	2,815
Depreciation & amortization	276	400	847	1,495
Provision for income taxes	—	—	—	—

EBITDA	(155)	(1,517)	(6,388)	(7,244)

Share based compensation	337	417	1,078	1,326
Discontinued Operations	—	396	—	1,425

Adjusted EBITDA	$182	$(704)	$(5,310)	$(4,493)

Additional Information

A full analysis of the three-month and nine-month results will be available in our 10-Q, which we will release on November 8, 2010 and made available on our website at www.lime-energy.com or on www.sec.gov.

Conference Call Information

Lime Energy will hold a conference call today, November 8th at 4:30 ET to discuss the results.

Investors can access the call by calling toll free 866-783-2144 and use passcode 31648376. International callers can dial 857-350-1603 and use the same passcode.

The call will be available for replay until February 8th, 2011 by dialing toll free 888-286-8010 or 617-801-6888.  The replay will require use of passcode 22896696.

The call can also be accessed through Lime Energy’s Investor Relations section of its website at http://www.lime-energy.com. This call is being webcast by Thomson/CCBN and is being distributed through the Thomson StreetEvents Network to both institutional and individual investors. Individual investors can listen to the call at http://www.fulldisclosure.com, Thomson/CCBN’s individual investor portal, powered by StreetEvents. Institutional investors can access the call via Thomson’s password-protected event management site, StreetEvents (http://www.streetevents.com).

About Lime Energy Co.

Lime Energy is a leading provider of energy efficiency solutions. Our services include integrated energy engineering, consulting and implementation of solutions which enable our customers to reduce their facilities’ energy consumption, lower their operating and maintenance costs and reduce their carbon footprint. We focus on solutions which include lighting, mechanical and electrical upgrade services, water conservation, weatherization and renewable project development and implementation. We provide these solutions to the commercial and industrial markets, utilities, energy service companies and the government sector across a wide range of facilities including high-rise office buildings, manufacturing plants, retail sites, mixed use complexes and large government sites. The company’s stock is traded on NASDAQ under the symbol LIME.  Additional information is available at the company’s website at www.lime-energy.com or by calling 847-437-1666.

Lime Energy Investor Relations

Glen Akselrod, Bristol Capital Ltd.

Telephone 905-326-1888

E-mail glen@bristolir.com

FORWARD-LOOKING STATEMENTS

This news release includes forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements that reflect Lime Energy’s current expectations about its future results, performance, prospects and opportunities. Lime Energy has tried to identify these forward-looking statements by using words and phrases such as “may,” “expects,” “anticipates,” “believes,” “intends,” “estimates,” “plan,” “should,” “typical,” “preliminary,” “hope,” or similar expressions. These forward-looking statements are based on information currently available to Lime Energy and are subject to a number of risks, uncertainties and other factors that could cause Lime Energy’s actual results, performance, prospects or opportunities in the remainder of 2010 and beyond to differ materially from those expressed in, or implied by, these forward-looking statements. These risks are referenced in Lime Energy’s current Annual Report on form 10-K or as may be described from time to time in Lime Energy’s subsequent SEC filings; and such factors as incorporated by reference.